Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Mirati Therapeutics, Inc. for the registration of common stock, preferred stock and warrants, and to the incorporation by reference therein of our report dated March 17, 2014, with respect to the consolidated financial statements of Mirati Therapeutics, Inc. for the year ended December 31, 2013 included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Montreal, Canada	/s/ Ernst & Young LLP(1)

November 6, 2015

(1)CPA auditor, CA, public accountancy permit no. A120254